EXHIBIT 99.1

CONTACT
Larry Thede, VP — Investor Relations
Quovadx, Inc.
(800) 723-3033 x346

QUOVADX TO RECEIVE $1.1 MILLION IN LITIGATION SETTLEMENT

- Ends Dispute with Hawaii Employees Retirement System -

ENGLEWOOD, CO, September 8, 2003 — Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced that it will receive $1.140 million in a negotiated settlement of litigation among various parties in connection with a development contract entered into in October 1999 with the Hawaii Employees Retirement System. Both parties had filed complaints in the Circuit Court of the First Circuit, State of Hawaii, in June 2002. The lawsuits subsequently were consolidated and additional parties joined. Discovery was initiated in July 2002. Settlement discussions have been ongoing since January leading to this final agreement.

In the third quarter, Quovadx will apply $745,000 of the proceeds to a receivable from the Hawaii Employees Retirement System. The remaining $395,000 will be recorded as license revenue in connection with the sale of new QUOVADX™ software to the Hawaii Employee Retirement System.

“I’m pleased to end this litigation and with the outcome of our settlement discussions,” said Lorine Sweeney, president and chief executive officer of Quovadx. “This agreement is fair to all parties and I look forward to the opportunity of having the Hawaii Employees Retirement System as a Quovadx customer.”

About Quovadx, Inc.

Quovadx (Nasdaq: QVDX) is a global software company, based in Englewood, CO, that helps organizations redevelop, extend and integrate customizable applications with the flexibility of open standards. The company’s products and services have been proven to optimize business processes and deliver lasting customer value to over 3500 organizations around the world. At the center of the QUOVADX approach are Adaptive Frameworks, which are flexible, packaged application solutions. Adaptive Frameworks support rapid customization to meet specific client and industry requirements that are challenged by restricted budgets and zero tolerance for error. These industries include healthcare, life sciences, media and entertainment, financial services, manufacturing and government. With more than 450 employees, Quovadx operates internationally with locations in nine major U.S. metropolitan cities and one in the United Kingdom. For more information, please visit http://www.quovadx.com.

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QUOVADX is a trademark of Quovadx, Inc.